FOR IMMEDIATE RELEASE
September 18, 1996

         HUBCO, Inc. Initiates Subordinated Debentures Offering

         Mahwah, New Jersey, September 18, 1996 -- HUBCO, Inc. (NASDAQ:HUBC) announced that it has placed $75,000,000 aggregate principal amount of 8.20% Subordinated Debentures due 2006. Interest on the Debentures will be payable semiannually commencing on March 15, 1997. The interest rate on the Debentures may be subject to temporary adjustment in certain conditions. The Debentures will mature on September 15, 2006 and may not be redeemed prior to maturity.

         The Debenture offering was underwritten by Bear, Stearns & Co, Inc. and Keefe, Bruyette & Woods, Inc. All inquiries related to the offering should be directed to these initial purchasers.

         The net proceeds of the offering of the Debenture will be used for general corporate purposes, as necessary, and to increase capital levels of the Company and its subsidiaries as may be required by potential acquisitions in the future. At present the Company contemplates down streaming at $5 million to each of Hudson United Bank and Lafayette American Bank & Trust Company as Tier 1 capital.